Exhibit (l)(b)

SUBSCRIPTION AGREEMENT

For and in consideration of the mutual agreements herein contained, _______________ (the “Subscriber”) hereby agrees to purchase from Ambassador Funds (the “Trust”), a Delaware statutory trust, and the Fund agrees to sell to the Subscriber the following:

100 shares of beneficial interest of the Selkirk Opportunities Fund, at a price of $10.00 per share

100 shares of beneficial interest of the Selkirk Core Fund, at a price of $10.00 per share

100 shares of beneficial interest of the Selkirk Income Fund, at a price of $10.00 per share

100 shares of beneficial interest of the Selkirk Bond Fund, at a price of $10.00 per share

100 shares of beneficial interest of the Selkirk Short-Term Bond Fund, at a price of $10.00 per share

Each of the foregoing funds is a series of the Trust with each such shares having no par value.  The purchase and sale of such shares as described above shall be made upon the following terms and conditions:

1.

The Subscriber agrees to pay $1,000.00 to each series of the Fund listed above upon demand.

2.

The Subscriber agrees that the shares for each series are being purchased for investment with no present intention of reselling or redeeming said shares.

SUBSCRIBER:

Date: ________________, 2011

_________________________________

Print Name: _______________________

SUBSCRIPTION AGREED TO:

AMBASSADOR FUNDS, on behalf of the following series: Selkirk Opportunities Fund, Selkirk Core Fund, Selkirk Income Fund, Selkirk Bond Fund and Selkirk Short-Term Bond Fund, respectively,

Date: ________________, 2011

By: _____________________________

Name: _________________________

Title: ___________________________